EXHIBIT 99.3

August 25, 2014

Prescott Group Capital Management, LLC
1924 South Utica, Suite #1120
Tulsa, Oklahoma 74104-6429
Att:  Mr. Phil Frohlich

Ladies and Gentlemen:

1.   Prescott Group Capital Management, LLC, an Oklahoma limited liability company (“Prescott”), and Nature’s Sunshine Products, Inc., a Utah corporation (the “Company” and, together with Prescott, the “Parties”), understand and agree that, subject to the terms of, and in accordance with, this letter agreement, the Company has provided, in connection with Jeffrey Watkins’ service on the board of the directors of the Company (the “Board”), and expects to continue to provide Prescott with certain information about its finances, businesses and operations (including certain financial information and the information and materials provided or made available to the Board during the time when any person affiliated with Prescott serves on the Board); provided that nothing in this letter agreement obligates the Company to disclose any information if such disclosure would be unlawful or result in a breach by the Company or one of its subsidiaries of a confidentiality agreement with a third party.  Any such information provided by the Company shall be used by Prescott and its Affiliates (as defined below) solely to enable Prescott and its Affiliates to make non-publicly disclosed suggestions to the Board regarding the Company’s ongoing business and corporate strategies and policies.

2.   All information about the Company or any third party that is furnished by the Company or its Representatives (as defined below) to Prescott before the date hereof, now or in the future, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information”.  Proprietary Information does not include, however, any information that (i) is or becomes generally available to the public other than as a result of a disclosure by Prescott, any of its Affiliates or any of their respective Representatives in violation of this letter agreement; (ii) was available to Prescott, any of its Affiliates or any of their respective Representatives on a non-confidential basis prior to its disclosure by the Company or its Representatives; (iii) becomes available to Prescott, any of its Affiliates or any of their respective Representatives from a person other than the Company or its Representatives who is not subject to any legally binding obligation to keep such information confidential; or (iv) was independently developed by Prescott, any of its Affiliates or any of their respective Representatives without reference to or use of the Proprietary Information.  For purposes of this letter agreement, (x) “Affiliates” of Prescott shall mean (A) Prescott Group Aggressive Small Cap, L.P., (B) Prescott Group Aggressive Small Cap II, L.P,  (C) Mr. Frohlich, (D) Mr. Watkins and (E) any other current or future person that falls within the definition of “affiliate” under the Securities and Exchange Act of 1934, as amended, (y) “Representative” shall mean, as to any person, its directors, officers, employees, agents and attorneys; and (z) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

3.   Subject to paragraph 4 below, unless otherwise agreed to in writing by the Company, Prescott shall, (i) except as required by law, keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person (other than to its Affiliates, its Representatives and Representatives of its Affiliates who have a need to know such information for purposes of assisting in Prescott’s evaluation of the Company, provided that each such Affiliate and Representative shall keep confidential all Proprietary Information that is so disclosed or revealed to him or her in accordance with Prescott’s confidentiality obligations hereunder with respect to such Proprietary Information); (ii) not use Proprietary Information for any purpose other than enabling Prescott to make non-publicly disclosed suggestions to the Board regarding the Company’s ongoing business and corporate strategies and policies; and (iii) except as required by law or legal process, not disclose to any person the fact that Proprietary Information has been disclosed to Prescott, provided that, for the avoidance of doubt, the disclosure of the existence of this letter agreement and the filing of this letter agreement as an exhibit to any Schedule 13D or amendment thereto shall not be deemed to be a breach of the foregoing clause (iii).  Prescott will be responsible for any violation of the confidentiality provisions of this letter agreement by its Affiliates, its Representatives and the Representatives of its Affiliates as if they were parties hereto.  The obligations of Prescott contained in this paragraph 3 to keep Proprietary Information confidential shall survive any termination or expiration of this letter agreement solely for a period of 18 months from and after such termination or expiration.

4.   In the event that Prescott, any of its Affiliates or any of their respective Representatives is requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system applicable to Prescott or any of its Affiliates) or by legal process to disclose any Proprietary Information, Prescott shall provide the Company with prompt notice of such request or requirement in order to enable the Company (i) to seek an appropriate protective order or other remedy, (ii) to consult with Prescott with respect to the Company’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement.  In the event that such protective order or other remedy is not timely sought or obtained, or the Company waives compliance, in whole or in part, with the terms of this letter agreement, Prescott shall (x) use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is, in the opinion of outside legal counsel, legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment and (y) provide the Company with the text of such required disclosure as far in advance of its disclosure as reasonably practicable and consider in good faith the Company’s suggestions concerning the nature and scope of the information to be contained therein.  In the event that Prescott shall have complied, in all material respects, with the provisions of this paragraph 4, such disclosure may be made by Prescott, such Affiliate or such Representative, as applicable, without any liability hereunder.

5.   For a period commencing on the date of this letter agreement and ending on the earlier of (x) the later to occur of (i) June 30, 2015 or (ii) (A) the date upon which no persons affiliated with Prescott are serving on the Board (in the case of subparagraph (a) below) and (B) three months after such date (in the case of subparagraphs (b) through (h) below) and (y) the date that is four years after August 21, 2014, none of Prescott or any person affiliated with Prescott shall, without the prior written consent of the Company or the Board, directly or indirectly:

(a)
acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (i) any additional common stock of the Company or direct or indirect rights to acquire common stock of the Company, such that Prescott, its Affiliates and any other person affiliated with Prescott collectively would beneficially own, directly or indirectly, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder (or any comparable or successor law or regulation), after giving effect to such acquisition, in excess of 19.99% of the amount of the issued and outstanding common stock of the Company, provided that, for the avoidance of doubt, any increase in percentage beneficial ownership of common stock of the Company beyond 19.99% that is caused by a reduction in the number of issued and outstanding common stock of the Company from time to time shall not be deemed to be a violation of this subparagraph (a), or (ii) any assets of the Company or any subsidiary thereof or any successor to or person in control of the Company;

(b)
make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

(c)	nominate, or seek to nominate, directly or indirectly, any person to the Board;

(d)
make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets (including, for the avoidance of doubt and without limitation, a tender offer);

(e)
form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; provided that, for the avoidance of doubt, the existence of a group consisting of Prescott, its Affiliates and other persons affiliated with Prescott shall not be deemed to be a violation of this subparagraph (e);

(f)
otherwise act or seek to control or influence the Board or the management or policies of the Company (provided that the taking of any action described in subparagraph (a) after the expiration of the restrictions thereunder shall not, by itself, be deemed a violation of this subparagraph (f));

(g)
take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in subparagraphs (a) through (e) above (provided that the taking of any action described in subparagraph (a) after the expiration of the restrictions thereunder shall not, by itself, be deemed a violation of this subparagraph (g).

For the avoidance of doubt, if Mr. Watkins or any other person affiliated with Prescott serves on the Board, the provisions of this paragraph 5 are not intended to be construed to limit Mr. Watkins or such person’s confidential communications with the Company or the Board in his capacity as a member of the Board.

6.   Notwithstanding anything to the contrary herein, Prescott may, in its sole discretion, terminate the provisions of paragraph 5 of this letter agreement (including all restrictions thereunder on the activities in which Prescott, its Affiliates and other persons affiliated with Prescott may engage with respect to the Company) by delivering written notice of such termination to the Company at any time after the approval by the Board of:

(a)	any sale of more than 20% of the assets of the Company and its subsidiaries, taken as a whole;

(b)
the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) by any person of more than 20% of any class of outstanding equity securities of the Company, including any equity issuance, tender offer, exchange offer or other transaction or series of transactions that, if consummated, would result in any person beneficially owning more than 20% of any class of outstanding equity securities of the Company; or

(c)
any merger, consolidation or other business combination involving the Company or any of its subsidiaries and a third party, other than any such transaction where (i) the holders of equity securities of the Company outstanding immediately prior to such transaction continue to hold a majority of the equity securities of the surviving or resulting company or its ultimate parent immediately after giving effect to the transaction, and (ii) does not otherwise involve either (A) any sale of more than 20% of the assets of the Company and its subsidiaries, taken as a whole or (B) where no person after such transaction will beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 20% of any class of outstanding equity securities of the Company.

7.   To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All Proprietary Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.  Nothing in this letter agreement obligates the Company to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.  For the avoidance of doubt, if Mr. Watkins or any other person affiliated with Prescott serves on the Board, Mr. Watkins or such person shall not share any legally privileged information received in Watkins or such person’s capacity as a member of the Board with Prescott.

8.   Prescott acknowledges that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information, and Prescott agrees that none of such persons shall have any liability to any of Prescott, any of its Affiliates or any of their respective Representatives relating to or arising from the use of any Proprietary Information.

9.   At any time upon the request of the Company, Prescott shall promptly deliver to the Company or destroy (provided that any such destruction shall be certified by Prescott) all Proprietary Information and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the possession of Prescott, any of its Affiliates or any of their respective Representatives; provided that Prescott, its Affiliates and their respective Representatives shall be permitted to retain a copy of such Proprietary Information to the extent such person believes in good faith that the retention of such copy is required under applicable law (including the recordkeeping requirements under the Investment Advisers Act of 1940, as amended).  Prescott acknowledges that the Company reserves the right, in its sole discretion and without giving any reason therefor, to request the return or destruction of Proprietary Information pursuant to this paragraph 9.

10.   Prescott is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

11.   Without prejudice to the rights and remedies otherwise available to either party hereto, the Company shall be entitled to equitable relief by way of injunction or otherwise if Prescott, any of its Affiliates or any of their respective Representatives breaches or threatens to breach any of the provisions of this letter agreement.

12.   No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13.   This letter agreement shall be governed by and construed in accordance with the laws of the State of Utah.  Each Party hereby irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this letter agreement brought by any Party in the U.S. federal and Utah state courts located in the state of Utah.  Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The Parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

14.   This letter agreement contains the entire agreement between the Parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Parties regarding such subject matter.

15.   No provision in this letter agreement can be waived, modified or amended except by written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended.

16.   If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

17.   This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns. Prescott agrees and acknowledge that this letter agreement is being entered into by and on behalf of the Company and its affiliates, subsidiaries and divisions and that they shall be third party beneficiaries hereof, having all rights to enforce this letter agreement.  Prescott further agrees that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

18.   This letter agreement shall terminate automatically upon the later to occur of (i) June 30, 2015 or (ii) the date upon which no persons affiliated with Prescott are serving on the Board; provided that Prescott’s obligations under paragraphs 3 and 5 shall terminate as provided for therein and in paragraph 6.

19.   This letter agreement may be executed in two or more counterparts (including by fax and .pdf), which together shall constitute a single agreement.

Please confirm your agreement with the foregoing by signing and returning this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement.

Very truly yours,

NATURE’S SUNSHINE PRODUCTS, INC.

By:  __________________________
Name:
Title:

ACCEPTED AND AGREED as of the date first written above:

PRESCOTT GROUP CAPITAL MANAGEMENT, LLC

By:  __________________________
Name:
Title: